Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S  R E L E A S E

Date:	June 10, 2009
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR ANNOUNCES SALES, NET INCOME, E.P.S. FOR QUARTER, NINE MONTHS
INCREASES MARKET SHARE IN BOTH RV AND BUS
Thor Industries, Inc. (NYSE:THO) announced results for the third quarter and nine months ended April 30, 2009.
Sales for the quarter were $415,472,000, down from $707,931,000 last year. Net income for the quarter was $2,102,000, versus $27,854,000 last year. E.P.S. for the quarter were 4¢ versus 51¢ last year.
Sales for the nine months were $1,080,972,000 versus $2,070,837,000 last year. Net loss for the nine months was $7,638,000 versus net income of $87,665,000 last year. E.P.S. for the nine months were (14¢) versus $1.58 last year.
RV sales in the quarter were $312,041,000 down from $600,960,000 last year. RV sales in the nine months were $777,016,000 down from $1,770,437,000 last year. Bus sales in the quarter were $103,431,000 compared to $106,971,000 last year. Bus sales in the nine months were a record $303,956,000 up from $300,400,000 last year.
RV income before tax was $6,860,000 in the quarter versus $45,404,000 last year. RV loss before tax in the 9 months was $7,208,000 versus $137,122,000 income last year. Bus income before tax in the quarter was $1,243,000 down from $5,113,000 last year and $10,263,000 in the nine months versus $12,808,000 last year. Corporate net costs were $3,531,000 in the quarter versus $6,177,000 last year and $13,184,000 in the nine months versus $9,904,000 last year.
“We incurred a $9.7 million RV non-cash goodwill impairment charge and a one time $4.7 million increase in Bus self insurance and other reserves in the quarter,” said Wade F. B. Thompson, Thor chairman. “We continue to substantially increase our market share in both towable and motorized RVs. For the 3 months ended March, our travel trailer and fifth wheel share increased to 32.6% from 30.2% last year and our motor home share increased to 16.7% from 13.3% last year. We also increased our market share in the first quarter in the small and mid-size bus industry to 41% from 37%. Our operating cash flow is positive, we continue to have zero debt, and we believe our cash and working capital is the strongest in our industries,” he added.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2008 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2009.  The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 9 MONTHS ENDED APRIL 30, 2009 and 2008
($000 except per share) — (unaudited)

	3 MONTHS ENDED APRIL 30		9 MONTHS ENDED APRIL 30
	2009	2008	2009	2008
Net sales	$415,472	$707,931	$1,080,972	$2,070,837

Gross profit	$46,447	$89,999	$94,667	$260,991

Selling, general and administrative	$33,971	$47,903	$98,636	$133,132

Operating income	$12,476	$42,096	$(3,969)	$127,859

Impairment of goodwill & trademarks	$9,717	$—	$10,281	$—

Interest income (net)	$1,025	$1,983	$4,284	$8,627

Gain on sale of property	$—	$—	$373	$2,308

Net (appreciation) impairment of auction rate securities	$(728)	$—	$1,125	$—

Other income	$60	$261	$589	$1,232

Income before taxes	$4,572	$44,340	$(10,129)	$140,026

Taxes	$2,470	$16,486	$(2,491)	$52,361

Net income	$2,102	$27,854	$(7,638)	$87,665

E.P.S. — basic	4¢	51¢	(14)¢	$1.58
E.P.S. — diluted	4¢	50¢	(14)¢	$1.57

Avg. common shares outstanding-basic	55,436,924	55,447,313	55,426,829	55,655,907
Avg. common shares outstanding-diluted	55,468,620	55,562,644	55,426,829	55,815,770
SUMMARY BALANCE SHEETS — APRIL 30, 2009 and 2008
($000) (unaudited)

	2009	2008		2009	2008
Cash and equivalents	$177,878	$119,680	Current liabilities	$194,975	$273,531
Accounts receivable	120,768	186,336	Other liabilities	46,332	51,551
Inventories	131,969	199,234	Stockholders’ equity	682,260	698,526
Deferred income tax and other	47,796	34,178

Total current assets	478,411	539,428
Fixed assets	145,475	156,917
Long term investments	119,951	127,928
Goodwill	148,411	165,663
Other assets	31,319	33,672

Total	$923,567	$1,023,608		$923,567	$1,023,608